Exhibit 10.2

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

DIRECTORS’ COMPENSATION POLICY

As Amended March 14, 2023, Effective June 7, 2023

Directors of Sportsman’s Warehouse Holdings, Inc., a Delaware corporation (the “Company”), who are not employed by the Company or one of its subsidiaries (“non-employee directors”) are entitled to the compensation set forth below for their service as a member of the Company’s Board of Directors (the “Board”). The Board has the right to amend this policy from time to time.

Cash Compensation
Annual Retainer	$ 85,000
Additional Chair Retainer	$130,000
Additional Lead Independent Director Retainer	$15,000
Additional Committee Chair Retainers:
Audit Committee Chair	$30,000
Compensation Committee Chair	$25,000
Nominating and Governance Committee Chair	$25,000

Equity Compensation
Annual Equity Award	$100,000
Annual Chair Equity Award	$115,000

Cash Compensation

Each non-employee director will be entitled to a cash retainer while serving on the Board in the amount set forth above (the “Annual Retainer”). A non-employee director who serves as the Chair of the Board will be entitled to an additional cash retainer while serving in that position in the amount set forth above (the “Additional Chair Retainer”). A non-employee director who serves as the Lead Independent Director will be entitled to an additional cash retainer while serving in that position in the amount set forth above (the “Additional Lead Independent Director Retainer”); provided that, unless otherwise provided by the Board, an Additional Lead Independent Director Retainer shall not be paid if a non-employee director is then serving as Chair of the Board. A non-employee director who serves as the Chair of the Audit Committee, the Compensation Committee, or the Nominating and Governance Committee of the Board will be entitled to an additional cash retainer while serving in that position in the applicable amount set forth above (an “Additional Committee Chair Retainer”).

The amounts of the Annual Retainer, Additional Chair Retainer, Additional Lead Independent Director Retainer and Additional Committee Chair Retainers reflected above are expressed as annualized amounts. These retainers will be paid in quarterly installments, in advance, with an installment payable promptly following the start of each fiscal quarter; provided that an installment will be pro-rated, based on calendar days, if a non-employee director commences service (or commences service in the corresponding position, as the case may be) after the start of the particular fiscal quarter.

Equity Awards

On the date of each annual meeting of the Company’s stockholders, each non-employee director in office immediately following such meeting will automatically be granted an award of restricted stock units (an “Annual RSU Award”) determined by dividing (1) the Annual Equity Award grant value set forth above (or, if a non-employee director is then serving as Chair of the Board, the Annual Chair Equity Award grant value set forth above in the case of the award to the non-employee director then serving as Chair of the Board) by (2) the per-share closing price (in regular trading) of the Company’s common stock on The Nasdaq Stock Market on the date of such annual meeting (or the most recent trading day on The Nasdaq Stock Market if such date is not a trading day), rounded down to the nearest whole unit. Each Annual RSU Award will vest in twelve (12) substantially equal installments, subject to the non-employee director’s continued service as a director through each vesting date, with the first installment vesting one month following the date of grant and an additional installment vesting on each monthly anniversary of the date of grant thereafter for the next eleven (11) months; provided, however, that the outstanding and unvested portion of the Annual RSU Award will vest in full immediately prior to the first to occur of (a) the first annual meeting of the Company’s stockholders for the year following the year of grant of the award should such annual meeting occur before the first annual anniversary of the date of grant or (b) a Change in Control of the Company (as Change in Control is defined in the form of award agreement approved by the Board to evidence such award). In the event that more than one annual meeting of the Company’s stockholders occurs during a given fiscal year, automatic Annual RSU Awards will be made only in connection with the first such meeting to occur in that year. If any Annual Meeting is adjourned to a later date, the grant and vesting will be triggered as of the date the Annual Meeting was initially scheduled.

For each new non-employee director appointed or elected to the Board other than on the date of an annual meeting of the Company’s stockholders, the Board has discretion to provide that the new non-employee director will be entitled to a pro-rata portion of the Annual RSU Award on such terms and conditions that the Board shall, in its discretion, establish at the time of any such new non-employee director’s initial appointment or election to the Board

Each Annual RSU Award will be made under and subject to the terms and conditions of the Company’s 2019 Performance Incentive Plan or any successor equity compensation plan approved by the Company’s stockholders and in effect at the time of grant (the “2019 Plan”), and will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Board to evidence such type of grant pursuant to this policy (the “Form of Award Agreement”). To the extent then vested, restricted stock units will generally be paid in an equal number of shares of the Company’s common stock in accordance with the applicable Form of Award Agreement. Restricted stock unit awards granted under the 2019 Plan are generally forfeited as to the unvested portion of the award upon the non-employee director’s termination of service as a director for any reason.

Non-employee directors are entitled to receive dividend equivalents with respect to outstanding and unpaid restricted stock units granted pursuant to this policy. Dividend equivalents, if any, are paid in the form of a credit of additional restricted stock units under the 2019 Plan and are subject to the same vesting, payment and other provisions as the underlying restricted stock units.

The foregoing general provisions are, in the case of a particular award, subject to the terms and conditions of the applicable Form of Award Agreement.

Expense Reimbursement

All non-employee directors are entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board related business. The Company will make reimbursement to a non-employee director promptly following submission by the non-employee director of reasonable written substantiation for the expenses (and, as required for purposes of Internal Revenue Code Section 409A, in all events not later than the end of the calendar year following the calendar year in which the related expense was incurred).

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